MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A of SignPath Pharma, Inc. (A Development Stage Company) of our report dated August 4, 2009 on our audit of the financial statements of Signpath Pharma, Inc. as of December 31, 2008 (restated) and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from inception on May 15, 2006 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
August 10, 2009

6490 West Desert Inn Road, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501